Exhibit 10.16

BAREBOAT CHARTER AGREEMENT

between

SEADRILL OFFSHORE AS

and

SEADRILL CANADA LTD

1 OBJECT	3

2 DELIVERY	4

3 DURATION	4

4 TRADING LIMITS	4

5 GUARANTEE WORKS	5

6 INSPECTIONS/SURVEYS	5

7 INVENTORIES AND CONSUMABLE OIL AND STORES	6

8 MAINTENANCE AND OPERATION	7

9 CHARTER HIRE	9

10 MORTGAGE	11

11 INSURANCE, REPAIRS AND CLASSIFICATION	11

12 REDELIVERY	13

13 NON-LIEN AND INDEMNITY	13

14 SALVAGE	16

15 WRECK REMOVAL	16

16 GENERAL AVERAGE	16

17 ASSIGNMENT AND SUB-DEMISE	16

18 REQUISITION/ACQUISITION	16

19 WAR	17

20 LAW AND ARBITRATION	17

21 NOTICES	18

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Seadrill Offshore AS a company registered and resident in Norway, having its principal address/office at P O Box 110, Lokkeveien 107, N-4007, Stavanger, Norway (hereinafter referred to as the “Charterer”) and Seadrill Canada Ltd, a company registered and resident in Canada, having its principal address/office at The Fortis Building, Suite 600, 139 Water Street, St. John’s, Newfoundland, Canada, A1B3T2, (hereinafter referred to as the “Subcharterer”) have, with effect from 21 May 2012, entered into the following bareboat charter agreement (hereinafter referred to as the “Charter”):

1	OBJECT

1.1	The Charterer lease the drilling rig West Aquarius, IMO No. 876775 (hereinafter referred to as the “Vessel”).according to a Bareboat Agreement, dated 5 October 2012 with Seadrill China Operations Ltd, Bermuda. The Charterer hereby agrees to sublet the Vessel to the Subcharterer pursuant to the terms in this Charter.Charterer

1.2	Charterer had on 17. August 2007 entered into a global long term drilling contract (the “Esso Drilling Contract”), contracts no A2099024, for the Vessel with Esso Exploration Inc. (hereinafter referred to as “Esso”). The Esso Drilling Contract commences January 2009 with duration of 4 years, with an option for 1 year extension.

1.3	The Charterer has on 21 May 2012 assigned the Esso Drilling Contract to Seadrill Canada Ltd (“the Assignee”) for the duration of operations located off the coast of Canada (“the Assignment Contract”). The assignment will be effective from one(1) nautical mile from the Charterer’s last well location in Vietnam for the remainder of the Specified Term (“Assignment Period”). The specified term of this Assignment shall be effective until the earlier of the effective date of a Change in Locale, pursuant to the terms of the Esso Drilling Contract, or the termination of the Esso Drilling Contract.

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1.4	The Subcharterer accepts the Vessel and its equipment “as is”, in the condition in which it exists at the time of delivery under this Charter. Delivery to the Subcharterer of the Vessel in accordance with Section 2 below shall constitute a full performance by the Charterer of all of the Charterer’s obligations and thereafter Subcharterer or Subcharterer shall not be entitled to make or assert any claim against the Charterer on account of any conditions, representations or warranties, expressed or implied, with respect to the Vessel, but the Charterer shall be responsible for repairs or renewals occasioned by latent defects in the Vessel, her machinery or appurtenances, existing at the time of delivery under the Charter, provided such defects have manifested themselves within 12 months after said delivery.

2	DELIVERY

2.1	The Vessel was originally delivered and taken over by the Subcharterer one (1) nautical mile from the Charterer’s last well location in Vietnam on 12 July 2012.

2.2	The Charterer shall before and at the time of delivery exercise due diligence to make the Vessel seaworthy and in every respect prepared (with respect to hull, machinery and equipment) for service under this Charter. The Charterer is responsible for the Vessel being properly documented at the time of delivery.

2.3	The Vessel is to be delivered under this Charter as described in Art. 2.1 above.

3	DURATION

a)	The charter period shall be for the period of the Assignment Contract so that this Charter will terminate upon termination/expiry of the Assignment Contract (the “Charter Period”).

b)	For the avoidance of doubt, if the Assignment Contract is terminated in accordance with its terms or for any other reason prior to the Anticipated Termination Date such termination will also be applicable for this Charter.

4	TRADING LIMITS

4.1	The Vessel shall work as a drilling vessel. Subcharterer specifically undertakes that the Vessel will not be used in violation of her existing document or register, or in violation of the existing classification or load line regulations of any governmental entity having jurisdiction over the Vessel. Classification certificates and surveys as required by applicable law and regulations shall be maintained by Subcharterer.

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4.2	Subcharterer undertakes not to employ the Vessel or suffer the Vessel to be employed otherwise than in conformity with the terms of any applicable insurance policies (including any warranties expressed or implied therein) without first obtaining the consent to such employment from the Vessel’s insurers and complying with such requirements as to extra premium or otherwise as the insurers may prescribe. The Subcharterer shall keep the Charterer, and any Mortgagees of the Vessel, advised of the intended employment of the Vessel.

4.3	The Vessel shall not be brought into a war zone or into an operating area where threats of war or war-like operations can put the Vessel at extra risk, without the prior written consent of Owner and the Charterer, and Subcharterer shall purchase satisfactory insurance against such extra war risk at the Subcharterer’s expense.

5	GUARANTEE WORKS

N/A.

6	INSPECTIONS/SURVEYS

6.1	The Charterer shall have the right at any time to inspect or survey the Vessel or instruct a duly authorised surveyor to carry out such survey on their behalf to ascertain the condition of the Vessel and satisfy themselves that the Vessel is being properly repaired and maintained. Inspection or survey in dry-dock shall be made only when the Vessel is scheduled for dry-docking by the Subcharterer and always in compliance with requirements from the classification society. However, the Charterer shall have the right to require the Vessel to be dry-docked for inspections if the Subcharterer fails to dock her as required for normal classification intervals. The fees for such inspection or survey shall be payable by the Charterer. All time taken in respect of inspection, survey or repairs shall not count as time on hire and shall not form part of the Charter Period. The Charter Hire will suspend during this period. The Charterer’s representatives will be responsible for overseeing and supervising the maintenance to the Vessel as a result of any such inspection.

The Charterer is responsible for the initial inspection cost in preparation of making the Vessel ready for the services to be performed in Canada. The Charterer’s representatives will also be responsible for overseeing and supervising the modifications to the Vessel preparing the Vessel to work in Canada and the provision of additional equipment required by the Assignment.

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6.2	The Subcharterer shall also permit the Charterer to inspect the Vessel’s log books whenever requested and shall whenever required by the Charterer furnish him with full information regarding any casualties or other accidents or damage to the Vessel. For the purpose of this Section, the Subcharterer shall keep the Charterer advised of the intended employment of the Vessel.

7	INVENTORIES AND CONSUMABLE OIL AND STORES

A complete inventory of the Vessel’s entire equipment, outfit, appliances and of all consumable stores on board the Vessel shall be made by the Subcharterer in conjunction with the Charterer on delivery and again on redelivery of the Vessel. The Subcharterer and the Charterer respectively shall have a right at the time of delivery and redelivery to take over and pay for all bunkers, lubricating oil, water and unbroached provisions, paints, oils, ropes and other consumable stores on the Vessel at the then current market prices at the ports of delivery and redelivery, respectively.

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8	MAINTENANCE AND OPERATION

8.1	The Vessel shall during the Charter Period be in the full possession and at the absolute disposal for all purposes of the Subcharterer and under its control. The Charterer’s representatives will be responsible for overseeing and supervising the maintenance to the Vessel. The Subcharterer shall bear the cost of maintaining the Vessel, her spare parts and documentation in a good state of repair, in efficient operating condition and in accordance with good commercial maintenance practice, and Subcharterer shall keep the Vessel with unexpired classification of the same class as at delivery of the Vessel (and free from overdue recommendations and conditions of class), and with other required certificates in force at any time.

8.2	The Subcharterer shall take immediate steps to have necessary repairs carried out within a reasonable time and always in compliance with requirements from the classification society as instructed by the Charterer. If Subcharterer fails to comply with the aforesaid obligation the Charterer shall have the right to withdraw the Vessel from the Charter without noting any protest and without prejudice to any claim the Charterer may otherwise have against the Subcharterer under the Charter.

8.3	Unless otherwise agreed, in the event of any upgrading, structural changes or expensive new equipment becoming necessary for the continued operation of the Vessel by reason of new class requirements, compulsory legislation costing or requirements in employment contracts for the Vessel with oil companies shall be for Subcharterer’s account, and will, unless otherwise agreed, become Charterer’s property at the expiry of this Charter without any compensation. Should Charterer accept to pay for such costs the Charter Hire shall be increased on mutually agreed commercial terms to reflect said costs paid by Charterer.

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8.4	The Subcharterer is required to establish and maintain financial security or responsibility in respect of oil or other pollution damage as required by any government, including federal, state or municipal or other division or authority thereof, to enable the Vessel, without any delay, penalty or charge, lawfully to enter, remain at, or leave any port, place, territorial or contiguous waters of any country, state or municipality in performance of this Charter. This obligation shall apply whether or not such requirements have been lawfully imposed by such government or division or authority thereof. The Subcharterer shall make and maintain all arrangements by bond or otherwise as may be necessary to satisfy such requirements at the Subcharterer’s sole expense and the Subcharterer shall indemnify the Charterer against all consequences whatsoever (including loss of time) for any failure or inability to do so.

8.5	The Subcharterer shall at its own expense and by his own procurement man, victual, navigate, operate, supply, fuel and repair the Vessel whenever required during the Charter Period and it shall pay all charges and expenses of every kind and nature whatsoever incidental to its use and operation of the Vessel under this Charter, including any foreign general municipality and/or state taxes. The master, officers and crew of the Vessel shall be the servants of the Subcharterer for all purposes whatsoever, even if for any reason appointed by the Charterer.

8.6	Subcharterer shall comply with the laws and regulations regarding officers and crew in force in the country of the Vessel’s flag or operation or any other applicable law.

8.7	During the Charter Period, the Vessel shall retain her present name and shall remain under and fly the flag of Norway or Panama, unless otherwise agreed between the parties of this Charter. However, the Subcharterer shall have the liberty to paint the Vessel in its own colours, install and display its funnel insignia and fly his own house flag. Painting and re-painting, instalment and re-instalment shall be for the Subcharterer’s account and time used thereby shall count as time on hire.

8.8	The Subcharterer shall make no significant structural changes in the Vessel or significant changes in the equipment, documentation or spare parts thereof without in each instance first securing the Charterer’s approval thereof. If the Charterer so agree, the Subcharterer shall, if the Charterer so require at the time of approving said changes, restore the Vessel to its former condition before the expiry / termination of the Charter Period.

8.9	The Charterer has so agreed to the modifications to the Vessel and/or supply of additional equipment installed on the Vessel to enable the Assignee to perform the services under the Assignment Contract in eastern Canada.

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8.10	The Subcharterer shall have the unrestricted use of all outfit, equipment, and appliances on board the Vessel at the time of delivery, provided the same or their substantial equivalent shall be returned to the Charterer on redelivery in the same good order and condition as when received, ordinary wear and tear excepted. The Subcharterer shall from time to time during the Charter Period replace such items of equipment as shall be so damaged or worn out as to be unfit for use. The Subcharterer shall procure that all repairs to or replacement of any damaged, worn out or lost parts or equipment are effected in such manner (both with respect to workmanship and quality of materials) as not to diminish the value of the Vessel. The Subcharterer has the right to fit additional equipment at their expense and risk but the Subcharterer shall remove such equipment at the end of the Charter Period if requested by the Charterer.

8.11	Any third party equipment including radio equipment on hire on the Vessel at the time of delivery shall be kept and maintained by the Subcharterer and the Subcharterer shall assume the obligations and liabilities of the Charterer under any lease contracts in connection therewith and shall reimburse the Charterer for all expenses incurred in connection therewith, also for any new equipment required in order to comply with radio regulations.

8.12	The Subcharterer shall dry-dock the Vessel and clean and paint her underwater parts whenever required to maintain the Vessel’s class.

9	CHARTER HIRE

9.1	The Subcharterer shall pay to the Charterer for the hire of the Vessel, the net bareboat hire (“Charter Hire”) of;

a.	US$ 304,100 per day from commencement of Subcharterer’s earning of ordinary dayrate upon arrival in Canada until expiry or termination of this Charter.

b.	Esso has agreed to compensate the Assignee for moving the Vessel from Vietnam to Canada, for the costs of modification to the Vessel preparing it to work in Canada, and for the costs to supply additional equipment on the Vessel. This compensation is referred to as the “mobilization fee” in the Assignment. The net financial result of the mobilisation fee (after deduction of all relevant costs) will be split by 90% to Charterer and 10% to Subcharterer.

The Charter Hire will only be payable when the Vessel is operational. Charter Hire will not be payable during periods of dry-docking or technical downtime.

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9.2	Subcharterer agrees to be liable for all taxes or withholdings of any nature whatsoever, together with any penalties or interest thereon (herein collectively called “Taxes”) imposed upon, withheld from or assessed against Charterer or Subcharterer by any national or local government or taxing authority of any country upon or with respect to or measured by income or earnings of the Vessel or the Charter Hire. Subcharterer shall not be liable for any Taxes which (i) are imposed by the government of the country under which the Charterer is organized or any political subdivision thereof and are imposed upon or in respect of or measured by the Charter Hire or (ii) shall result wholly from action taken by the Charterer not related to the transactions contemplated hereby or (iii) are imposed for any period, or with respect to any act, occurring after expiration or earlier termination of this Charter. Upon request of Charterer, Subcharterer agrees to cooperate reasonably with Charterer to minimize taxes to be borne by Charterer, and, upon request of Subcharterer, Charterer agrees to cooperate reasonably with Subcharterer to minimize Taxes to be borne by Subcharterer.

Subcharterer will deduct any applicable withholding tax impost during international operations for any compensation paid under this Charter. Accordingly Subcharterer shall provide appropriate receipts for any such withholding tax.

9.3	Charter Hire shall be payable monthly in arrears in United States Dollars and shall be paid immediately following receipt by the Subcharterer of charter hire under the Esso Drilling Contract and in any event within five (5) calendar days after expiration of the month for which the Charter Hire is applicable. Unless otherwise agreed between the parties, Charter Hire shall be paid by means of wire transfer of funds in accordance with instructions provided by Charterer.

9.4	Payment of Charter Hire in respect of the day of delivery and the day of redelivery, if less than a full day, shall be calculated proportionally according to the number of hours, rounded to the nearest quarter-hour, for that particular day.

9.5	Should the Vessel be lost or missing, Charter Hire shall cease from the date and time the Vessel was lost or last heard from.

9.6	Invoices which remain unpaid after the due date shall bear interest at three (3) months USD LIBOR rate, plus two per cent (2%) per annum.

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10	MORTGAGE ETC.

a)	The Charterer has entered into a Senior Secured Revolving Credit Facility Agreement dated 29 May 2008, and later amended, with Nordea Bank Norge ASA as agent (the “Loan Agreement”).

b)	The Charterer shall have the right to assign to any and all of its banks (the “Mortgagee(s)”) any and all of the rights, benefits and interest of the Charterer in and to this Charter, including but not limited to assignments of earnings and insurances and assignment of this Charter and any guarantees (if any) granted in favour of the Charterer pursuant hereto.

c)

d)	The Subcharterer confirms and agrees that it will comply with any covenants and undertakings related to the Vessel or her operations as set out in the Loan Agreement (or any refinancing thereof).

11	INSURANCE, REPAIRS AND CLASSIFICATION

11.1	During the Charter Period the Vessel shall be kept insured by the Subcharterer at its expense against marine and war risks under the form of policy or policies agreed between Charterer and Subcharterer at least two weeks prior to commencement of this Charter. Any amendment in said insurance policies during the Charter Period is subject to Subcharterer’s reasonable prior approval (any requirements from the Mortgagee(s) to be deemed reasonable). The Charterer and/or the insurers shall not have any right of recovery or subrogation against the Subcharterer on account of loss of or any damage to the Vessel or her machinery or equipment covered by such insurance, or on account of payments made to discharge claims against or liabilities of the Vessel or the Charterer covered by such insurance. All insurance policies shall be in the joint names of the Charterer and the Subcharterer as their interests may appear. The Subcharterer shall procure that the Mortgagee(s) are noted as first priority mortgagee(s) in the insurance contracts, together with the confirmation from the underwriters to the Mortgagee(s) that the notice of assignment with regards to the insurances and the loss payable clauses are noted in the insurance contracts and that standard letters of undertaking are executed by the insurers.

11.2	During the Charter Period the Vessel shall be kept insured by the Subcharterer against Protection and Indemnity risks in such form and with such limits as the Charterer shall approve which approval shall not be unreasonably withheld (any requirements from the Mortgagee(s) to be deemed reasonable).

11.3.

If the Subcharterer fails to arrange and maintain any of the insurances provided for under the provisions of this Section 11 in the manner described herein, the Charterer shall notify the Subcharterer whereupon the Subcharterer shall rectify the position

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within three calendar days, failing which the Charterer shall have the right to withdraw the Vessel from the service under this Charter without prejudice to any claim the Charterer may otherwise have against the Subcharterer.

11.4	In the event that any act or negligence of the Subcharterer shall vitiate any of the insurances herein provided, the Subcharterer shall pay to the Charterer all corresponding losses and indemnify the Charterer against all claims and demands which would otherwise have been covered by such insurances.

11.5	The Subcharterer shall, subject to the approval of the Charterer or Charterer’s underwriters, carry out all insured repairs, and the Subcharterer shall undertake settlement of all relevant expenses in connection with such repairs as well as all incurred charges, expenses and liabilities, to the extent covered under the insurance provisions of this Charter. The Subcharterer shall be reimbursed through the Charterer’s underwriters for such expenditures upon presentation of adequate claims accounts.

11.6	The Subcharterer shall remain responsible for and shall carry out repairs and settlement of costs and expenses incurred thereby in respect of all other repairs not covered by the insurances and/or not exceeding any deductibles provided for in the insurance policies.

11.7	Should the Vessel become an actual, constructive, compromised or agreed total loss under the insurances required under Section 11.1 above, all insurance payments for such loss shall be paid to the Charterer, who shall distribute the funds between himself and the Subcharterer according to their respective interests.

11.8	If the Vessel becomes an actual, constructive, compromised or agreed total loss under the insurances arranged by the Subcharterer in accordance with Section 11.1 above, this Charter shall terminate as of the date of such loss.

11.9	The Subcharterer shall upon the request of the Charterer, promptly execute such documents as may be required to enable the Charterer to abandon the Vessel and leave her at the insurers disposal and claim a constructive total loss.

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11.10	For the purpose of insurance cover against marine and war risks under the provisions of Section 11.1 above, the total insured value (including hull interest) of the Vessel upon commencement of this Charter has been agreed to be at least equal to the higher of the market value of the Vessel and USD 850 million (and so that the value of the hull and machinery insurances shall cover at least 80% of the market value of the Vessel). Such insured value may be revised upon mutual agreement of the parties.

12	REDELIVERY

12.1	The Subcharterer shall at the expiry of the Charter Period redeliver the Vessel at a safe and ice-free port or an offshore location as agreed upon between the parties in writing. The Subcharterer shall give the Charterer not less than 30 calendar days preliminary and not less than 14 calendar days definite notice of expected date, range of ports of redelivery or port or offshore location of redelivery. Any changes thereafter in the Vessel’s position shall be notified immediately to the Charterer.

12.2	Should the Vessel be engaged on a drilling contract by which the Charter Period may be exceeded, the Subcharterer shall have the right to use the Vessel to complete such drilling contract under the same terms and conditions as agreed herein.

12.3	The Vessel shall be redelivered to the Charterer in the same or as good structure, state, condition and class as that in which she was delivered, fair wear and tear not affecting class excepted.

12.4	The Vessel shall upon redelivery have her survey cycles up to date and the class certificates valid (free of overdue recommendations and conditions of class).

12.5	Except as otherwise provided for herein, Subcharterer shall be responsible for ensuring that any equipment owned by any third party is removed from the Vessel prior to her redelivery and that any contracts relating to any such equipment onboard the Vessel shall be terminated. If any structural changes are necessary for or arise out of such removal, the Vessel shall, unless otherwise agreed between the parties, be restored to her original condition at Subcharterer’s expense.

13	NON-LIEN AND INDEMNITY

13.1	The Subcharterer will not suffer, nor permit to be continued, any lien or encumbrance incurred by him or his agents, which might have priority over the title and interest of the Charterer or any Mortgagee(s) in the Vessel.

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13.2	Upon written notice from the Charterer the Subcharterer further agrees to fasten to the Vessel in a conspicuous place and to keep so fastened during the Charter Period a notice reading as follows:

“This Vessel is owned by Seadrill China Operations Ltd and subject to a First Naval Mortgage dated 03.09.2010, as it may be additioned or modified from time to time, in favour of Nordea Bank Norge ASA.

Under the terms of the mortgage, neither the mortgagor, as owner, any charterer, the Master of the Vessel nor any other person has any right, power or authority to create, incur or permit to be placed or imposed or continued upon this Vessel any lien whatsoever other than for salvage, crew’s wages, stevedores’ and other wharfers’ compensation and contributions to general average.

By the terms of the Charter Party neither the Subcharterer nor the Master have any right, power or authority to create, incur or permit to be imposed on the Vessel any lien whatsoever.”

13.3	The Subcharterer shall indemnify and hold the Charterer harmless against any encumbrances or lien of whatsoever nature arising upon the Vessel during the Charter Period while she is under the control of the Subcharterer, and against any claims against the Charterer arising out of or in relation to the operation of the Vessel by the Subcharterer. Should the Vessel be arrested by reason of claims or liens arising out of her operation hereunder by the Subcharterer, the Subcharterer shall at his own expense take all reasonable steps to secure that the Vessel immediately is released from such claim or lien and at its own expense provide any bail required to secure release of the Vessel.

13.4	The Subcharterer hereby agrees to protect, defend, indemnify and save harmless Charterer from and against any and all claims and costs (including reasonable attorney fees and expenses), demands and causes of action on account of any property damage or loss, or personal injury or death suffered by Subcharterer, any party under contract to Subcharterer, their respective employees, subcontractors and invitees or any third party. The indemnity obligations and/or liabilities assumed by Subcharterer under the terms of this Charter shall be without regard to the cause or causes thereof, the unseaworthiness of the Vessel, strict liability or the negligence of any party or parties, whether such negligence is sole, joint or concurrent, active or passive, subject only to gross negligence and wilful misconduct. Furthermore, Subcharterer’s indemnity to Charterer shall be without regard to and without any right to contribution from any insurance maintained by Charterer under this Charter. Subcharterer’s indemnity provided above shall survive redelivery of the Vessel.

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13.5	N/A

13.6	A party’s assumption of liability or extension of an indemnity to another party under this Charter shall include the right of the party providing such indemnity to control the handling of any such claim, provided that the indemnified party is kept reasonably informed of the handling of such claim. However, notwithstanding the foregoing, the party covered by or receiving the benefits of the indemnity shall have the right, at its own expense, to jointly participate in the claims proceeding and have legal representation of his own selection.

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14	SALVAGE

All salvage and towage performed by the Vessel shall be for the Subcharterer’s benefit and the cost of repairing damage occasioned thereby shall be borne by the Subcharterer.

15	WRECK REMOVAL

In the event of the Vessel becoming a wreck or obstruction to navigation the Subcharterer shall indemnify the Charterer against any sums whatsoever which the Charterer shall become liable to pay and shall pay in consequence of the Vessel becoming a wreck or obstruction to navigation.

16	GENERAL AVERAGE

General Average, if any, shall be adjusted according to the York-Antwerpen Rules 1974 or any subsequent modification thereof current at the time of the casualty. The Charter Hire shall not contribute to General Average.

17	ASSIGNMENT AND SUB-DEMISE

The Subcharterer shall neither assign this Charter nor sub-demise the Vessel except with the prior consent in writing of the Charterer which shall not be unreasonably withheld and subject to such terms and conditions as the Charterer shall approve.

18	REQUISITION/ACQUISITION

18.1	In the event of the Requisition for Hire of the Vessel by any governmental or other competent authority (hereinafter referred to as “Requisition for Hire”) irrespective of the date during the Charter Period when Requisition for Hire may occur and irrespective of the length thereof and whether or not it be for an indefinite or a limited period of time, and irrespective of whether it may or will remain in force for the remainder of the Charter Period, this Charter shall not be deemed thereby or thereupon to be frustrated or otherwise terminated and the Subcharterer shall continue to pay the stipulated Charter Hire in the manner provided by this Charter until the time when the Charter would have terminated pursuant to any of the provisions hereof always provided however that in the event of Requisition for Hire any requisition hire or compensation received or receivable by the Owner shall be payable to the Subcharterer during the remainder of the Charter Period or the period of the Requisition for Hire whichever be the shorter. The Charter Hire shall be payable to the Charterer from the same time as the requisition hire is payable to the Subcharterer.

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18.2	In the event of the Charterer being deprived of its ownership in the Vessel by any compulsory acquisition of the Vessel or requisition for title by any governmental or other competent authority (hereinafter referred to as “Compulsory Acquisition”), then, irrespective of the date during the Charter Period when Compulsory Acquisition may occur, this Charter shall be deemed terminated as of the date of such Compulsory Acquisition. In such event Charter Hire shall be considered as earned and to be paid up to the date and time of such Compulsory Acquisition.

19	WAR

19.1	The Vessel shall, except with the prior written consent of the Charterer, not be ordered nor continue to any place or on any voyage nor be used on any service which will bring her within a zone which is dangerous as the result of any actual or threatened act of war, war, hostilities, warlike operations, acts of piracy or of hostility or malicious damage against the Vessel or any other vessel or her cargo by any person, body or state whatsoever, revolution, civil war, civil commotion or the operation of international law, nor be exposed in any way to commotion or the operation of international law, nor be exposed in any way to any risks or penalties or any other interference of any kind whatsoever by the belligerent or fighting powers or parties or by any government or ruler.

19.2	The Vessel shall have the liberty to comply with any orders or directions as to departure, arrival, routes, ports of call, stoppages, destination, delivery or in any other way whatsoever given by the government of the nation under whose flag the Vessel sails or any other government or any other person (or body) acting or purporting to act with the authority of such government or by any committee or person having, under the terms of the war risks insurance on the Vessel, the right to give any such orders or directions.

20	LAW AND ARBITRATION

20.1	This Charter shall be governed by and construed in accordance with the laws of the Kingdom of Norway.

20.2	Each of the parties hereto agrees that all disputes arising out of or in connection with this Charter or any further agreements, contract or contracts resulting from or executed in pursuance thereof shall be submitted to arbitration in Stavanger by three arbitrators, to be appointed jointly by the parties or failing agreement on such appointment by the Northern Shipowners’ Defence Club at the request of any party.

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The arbitrators shall apply the rules of the Norwegian Arbitration Act of 2004 and shall be entitled to give interlocutory orders and/or give rulings on an agreed set of facts and/or preliminary point of law at the request of any party if they think fit to do so.

21	NOTICES

Notices required to be given under this Charter shall be in writing to the following addresses:

Charterer:	Seadrill Offshore AS,
Lokkeveien 107,
N-4007 Stavanger, Norway
Telephone: +47 51 30 90 00
Telefax: + 47 51 30 96 88
Att.: General Manager

Subcharterer:	Seadrill Canada Ltd.
The Fortis Building, Suite 600
139 Water Street
St. John’s, Newfoundland, Canada A1B3T2
Telephone: +357 255 88767
Telefax: +357 255 91900
e-mail: post@seadrill.com
Att.: General Manager

Any notification under this Charter shall be well and sufficiently served on the party concerned when received by telefax or international courier at the above address, or the latest address as has been notified the other party in accordance with this Section.

*****************

Stavanger, 05 October 2012

Seadrill Canada Ltd	Seadrill Offshore AS

/s/ Erica Granberg	/s/ Erica Granberg
Erica Granberg	Erica Granberg
Attorney-in-fact	Attorney-in-fact

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Attachment A.

Name of Vessel:	West Aquarius

Previous name:	N/A

IMO No:	8768775

Radio Call Signals:	3EOK7

Type:	Semi-Submersible

Built at:	Daewoo

Hull number:	3020

Built year:	2009

Guarantee from yard:	12 months from delivery

Flag state:	Panama

Gross tonnage:	40,731

Class:	DNV

Hull insurance value in million USD (incl. Hull Interest coverage):	850

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